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EXHIBIT 4.1

                             LANVISION SYSTEMS, INC.

                        2005 INCENTIVE COMPENSATION PLAN

   (AS ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 24, 2005 AND APPROVED BY THE
                          SHAREHOLDERS ON MAY 25, 2005)

ARTICLE 1.ESTABLISHMENT, PURPOSE, AND DURATION                    10
         1.1.     Establishment of the Plan                       10
         1.2.     Purpose of the Plan                             10
         1.3.     Duration of the Plan                            10
ARTICLE 2.DEFINITIONS AND CONSTRUCTION                            10
         2.1.     Definitions                                     10
         2.2.     Gender and Number                               14
         2.3.     Severability                                    14
ARTICLE 3.ADMINISTRATION                                          14
         3.1.     Authority of the Committee.                     14
         3.2.     Decisions Binding                               14
         3.3.     Delegation of Certain Responsibilities          15
         3.4.     Procedures of the Committee                     15
         3.5.     Award Agreements                                15
         3.6.     Rule 16b-3 Requirements                         15
ARTICLE 4.STOCK SUBJECT TO THE PLAN                               16
         4.1.     Number of Shares                                16
         4.2.     Adjustments in Authorized Shares                16
ARTICLE 5.ELIGIBILITY AND PARTICIPATION                           16
         5.1.     Eligibility                                     17
         5.2.     Actual Participation                            17
ARTICLE 6.STOCK APPRECIATION RIGHTS                               17
         6.1.     Grant of Stock Appreciation Rights              17
         6.2.     Exercise of SARs                                17
         6.3.     Payment of SAR Amount                           17
         6.4.     Form of Payment                                 17
         6.5.     Duration of SAR                                 17
         6.6.     Termination of Employment or Service            17
         6.7.     Nontransferability of SARs                      17
ARTICLE 7.RESTRICTED STOCK                                        18
         7.1.     Grant of Restricted Stock                       18
         7.2.     Transferability                                 18
         7.3.     Other Restrictions                              18

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
         7.4.     End of Period of Restriction                                          18
         7.5.     Voting Rights                                                         18
         7.6.     Dividends and Other Distributions                                     18
         7.7.     Termination of Employment or Service                                  18
ARTICLE 8.OPTIONS                                                                       18
         8.1.     Grant of Options                                                      18
         8.2.     Option Award Agreement                                                19
         8.3.     Option Price                                                          19
         8.4.     Duration of Options                                                   19
         8.5.     Exercise of Options                                                   19
         8.6.     Payment                                                               19
         8.7.     Restrictions on Stock Transferability                                 20
         8.8.     Special Provisions Applicable to Incentive Stock Option               20
         8.9.     Termination of Employment or Service                                  20
         8.10.           Nontransferability of Options                                  20
ARTICLE 9.TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR                            21
         9.1.     Termination of Employment or Service Other Than Due to Death or
                  Disability                                                            21
         9.2.     Termination Due to Death or Disability                                21
         9.3.     Effect of Termination of Employment or Service                        21
ARTICLE 10.BENEFICIARY DESIGNATION                                                      21
ARTICLE 11.RIGHTS OF PARTICIPANTS                                                       22
         11.1.           Employment or Service                                          22
         11.2.           Participation                                                  22
         11.3.           No Implied Rights                                              22
         11.4.           No Right to Company Assets                                     22
         11.5.           Rights as Shareholder; Fractional Shares                       22
         11.6.           Other Restrictions and Limitations                             22
ARTICLE 12.CHANGE IN CONTROL                                                            22
ARTICLE 13.AMENDMENT, MODIFICATION, AND TERMINATION                                     23
         13.1.           Amendment, Modification and Termination of Plan                23
         13.2.           Amendment or Modification of Awards                            23
         13.3.           Effect on Outstanding Awards                                   23
ARTICLE 14.WITHHOLDING                                                                  23
         14.1.           Tax Withholding                                                23
         14.2.           Stock Delivery or Withholding                                  23
ARTICLE 15.SUCCESSORS                                                                   24
ARTICLE 16.REQUIREMENTS OF LAW                                                          24
         16.1.           Requirements of Law                                            24
         16.2.           Governing Law                                                  24

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ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

      1.1. Establishment of the Plan. On March 24, 2005, the Board of Directors of LanVision Systems, Inc. (the "Company") adopted, subject to the approval of stockholders, this incentive compensation plan known as the "LanVision Systems, Inc. 2005 Incentive Compensation Plan" (hereinafter referred to as the "Plan"), which permits the grant of short-term and long-term incentive and other stock awards. If approved by the stockholders, the Plan would replace the LanVision Systems, Inc. 1996 Employee Stock Option Plan and the LanVision Systems, Inc. 1996 Non-Employee Directors Stock Option Plan, and no further awards would be made under such plans.

      1.2. Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees and Directors of the Company and its Subsidiaries that will link their personal interests to the financial success of the Company and its Subsidiaries and to growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract, and retain the services of Employees and Directors upon whose judgment, interest, and special effort the successful conduct of their operations is largely dependent.

      1.3. Duration of the Plan. The Plan was approved by the Board on March 24, 2005, shall become effective on the date it is approved by the Company's stockholders (the "Effective Date"), and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 13 herein, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date of the Plan.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

      2.1. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

            (a) "Award" means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights or Restricted Stock.

            (b) "Award Agreement" means the agreement or other writing (which may be framed as a plan or program) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

            (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

            (d) "Board" or "Board of Directors" means the Board of Directors of the Company.

            (e) "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                  (i) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or a corporation owned directly or indirectly by the common stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, unless arranged by, or consummated with, the prior approval of the Board of Directors; or

                  (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new Director, whose election by the Board or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) the consummation of (1) the sale or disposition of all or substantially all the Company's assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

                  (iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

            However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be deemed "part of a purchasing group..." for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the voting securities of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the continuing members of the Board who are not also Employees).

            (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (g) "Committee" means the LanVision Systems, Inc. Compensation Committee, or such other committee designated by the Board of Directors to administer this Plan. The Committee shall be appointed by the Board, shall consist of two or more outside, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (iii) any rules and regulations of the Nasdaq Stock Market (or such other stock exchange on which the Stock is traded). Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

            (h) "Company" means LanVision Systems, Inc., a Delaware corporation, or any successor thereto as provided in Article 15 herein.

            (i) "Covered Employee" means any Participant who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which an Award becomes taxable to such Participant.

            (j) "Director" means a director of the Company or a Subsidiary.

            (k) "Disability" means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor Section).

            (l) "Effective Date" means the date this Plan is approved by the Company's stockholders.

            (m) "Employee" means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

            (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

            (o) As used in this Plan (unless a different method of calculation is required by applicable law) "Fair Market Value" on or as of any date shall mean (i) the closing price of the Stock as reported by the Nasdaq Stock Market (or, if the Stock is not listed for trading on the Nasdaq Stock Market, then on such other national exchange upon which the Stock is then listed) for such date, or if there are no sales on such date, on the next following business day on which there were sales, or (ii) in the event that the Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

            (p) "Incentive Stock Option" or "ISO" means an option to purchase Stock, granted under Article 8 herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code (or any successor Section).

            (q) "Nonqualified Stock Option" or "NQSO" means an option to purchase Stock, granted under Article 8 herein, which is not intended to be an Incentive Stock Option.

            (r) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

            (s) "Participant" means an Employee or Director who has been granted an Award under the Plan.

            (t) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is restricted, during which the Participant is subject to a substantial risk of forfeiture, pursuant to Article 7 herein.

            (u)   "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

            (v) "Plan" means this LanVision Systems, Inc. 2005 Incentive Compensation Plan, as herein described and as hereafter from time to time amended.

            (w) "Predecessor Plan(s)" means the LanVision Systems, Inc. 1996 Employee Stock Option Plan, as from time to time amended, and/or the LanVision Systems, Inc. 1996 Non-Employee Directors Stock Option Plan, as from time to time amended, as the context so indicates.

            (x) "Previously-Acquired Shares" means shares of Stock acquired by the Participant or any beneficiary of a Participant, which Shares have been held for a period of not less than six months, or such longer, or shorter period as the Committee may require or permit.

            (y) "Restricted Stock" means an Award of Stock granted to a Participant pursuant to Article 7 herein.

            (z) "Stock" or "Shares" means the common stock without par value of the Company.

            (aa) "Stock Appreciation Right" or "SAR" means an Award, granted to a Participant pursuant to Article 6 herein.

            (bb) "Subsidiary" shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

            (cc) "Voting Stock" shall mean securities of any class or classes of stock of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors.

      2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

      2.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.  ADMINISTRATION

      3.1.  Authority of the Committee.

            (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have all powers vested in it by the term of the Plan, such powers to include the authority to:

                  (i) Select the persons to be granted Awards under the Plan;

                  (ii) Determine the terms, conditions, form and amount of Awards to be made to each person selected;

                  (iii) Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

                  (iv) To establish objectives and conditions for earning
      Awards;

                  (v) To determine the terms of each Award Agreement and any amendments or modifications thereof (which shall not be inconsistent with the Plan); and

                  (vi) To determine the guidelines and/or procedures for the payment or exercise of Awards.

      Notwithstanding the foregoing, no action of the Committee (other than pursuant to Section 4.2 hereof) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right, adversely affect the rights of such person or persons with respect to such Awards.

      3.2. Decisions Binding. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its stockholders, employees, and Participants and their estates and beneficiaries, and such determinations and decisions shall not be reviewable.

      3.3. Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this
Article 3; provided, however, that except as provided below the Committee may not delegate its authority to grant Awards under the Plan or to correct errors, omissions or inconsistencies in the Plan. The Committee may delegate to the Company's Chief Executive Officer and/or to other officers of the Company its authority under this Article 3, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to Employees who, at the time of such action, are (a) Covered Employees or (b) officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

      3.4. Procedures of the Committee. Except as may otherwise be provided in the charter or similar governing document applicable to the Committee, (a) all determinations of the Committee shall be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present; (b) a majority of the entire Committee shall constitute a quorum for the transaction of business; and (c) any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a unanimous written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their services as members of the Committee to the same extent that they are entitled under the Company's Certificate of Incorporation, as amended from time to time, and Delaware law for their services as directors of the Company.

      3.5. Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement which shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases. Notwithstanding any other provision of the Plan to the contrary, The Board of the Committee shall impose such conditions on any Award (including without limitation, the right of the Board or the Committee to limit the time of exercise to specific periods or the time and form of payment to certain key employees and participants) as may be required to satisfy the requirements of Section 409A of the Code.

      3.6. Rule 16b-3 Requirements. Not withstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award (including, without limitation, the right of the Board or the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Exchange Act ("Rule 16b-3").

ARTICLE 4.  STOCK SUBJECT TO THE PLAN

      4.1.  Number of Shares.

            (a) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of Shares that may be delivered under this Plan at any time shall not exceed one million (1,000,000) Shares. Stock delivered under this Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. To the extent that Shares subject to an outstanding Award under this Plan are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such award, by reason of the tendering or withholding of Shares (by either actual delivery or by attestation) to pay all or a portion of the purchase price or to satisfy all or a portion of the tax withholding obligations relating to an Award, by reason of being settled in cash in lieu of Stock or settled in a manner such that some or all of the Shares covered by the Award are not issued to a Participant, or being exchanged for a grant under this Plan that does not involve Stock, then such shares shall immediately again be available for issuance under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.

            (b) Shares of Stock issued in connection with the Predecessor Plans and/or awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

            (c) Subject to Section 4.2, the following limitations shall apply to awards under the Plan with respect to Awards of Incentive Stock Options, up to 1,000,000 Shares that may be issued under this Plan.

      4.2. Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Stock, such adjustment shall be made in the number and class of shares which may be delivered under the Plan, in the maximum number of Shares set forth in paragraph 4.1(c) above, and in the number and class of and/or price of shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of shares subject to any Award shall always be a whole number. Any adjustment of an Incentive Stock Option under this paragraph shall be made in such a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

      5.1. Eligibility. Persons eligible to participate in the Plan include all Employees and Directors.

      5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees and Directors to whom Awards shall be granted and determine the nature and amount of each Award. No Employee or Director shall have any right to be granted a subsequent Award under the Plan if previously granted an Award.

ARTICLE 6.  STOCK APPRECIATION RIGHTS

      6.1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Employees and/or Directors at any time and from time to time, at the discretion of the Committee. Subject to the immediately preceding sentence, the Committee shall have the sole discretion, subject to the requirements of the Plan, to determine the actual number of Shares subject to SARs granted to any Participant.

      6.2. Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs, which may include, but are not limited to, a corresponding proportional reduction in Options or other Awards granted in tandem with such SARs.

      6.3. Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

            (a) The difference between the Fair Market Value of a Share on the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100% of the Fair Market Value of a Share on the date of grant); by

            (b) The number of Shares with respect to which the SAR is exercised.

      6.4. Form of Payment. Payment to a Participant of the amount due upon SAR exercise will be made in Shares having a Fair Market Value as of the date of exercise equal to the amount determined under Section 6.3.

      6.5. Duration of SAR. Each SAR shall expire at such time as the Committee shall determine in the Award Agreement, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

      6.6. Termination of Employment or Service. The disposition of SARs held by a Participant at the time of termination of employment or service as a Director shall be determined in accordance with Article 9 below.

      6.7. Nontransferability of SARs. Except as the Committee may permit, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

ARTICLE 7.  RESTRICTED STOCK

      7.1. Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock under the Plan to such Employees and/or Directors and in such amounts and on such terms and conditions as it shall determine.

      7.2. Transferability. Except as the Committee may permit, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or for such period of time as shall be established by the Committee and as shall be specified in the Award Agreement, or upon earlier satisfaction of other conditions (which may include the attainment of performance goals) as specified by the Committee in its sole discretion and set forth in the Award Agreement, otherwise than by will or by the laws of descent and distribution. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

      7.3. Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable and the Committee may legend certificates representing Restricted Stock or record stop transfer orders with respect to uncertificated Shares to give appropriate notice of such restrictions.

      7.4. End of Period of Restriction. Except as otherwise provided in this Article, after the last day of the Period of Restriction, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend or stop transfer order removed.

      7.5. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise specified in the applicable Award Agreement.

      7.6. Dividends and Other Distributions. Except as otherwise provided by the Committee, during the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

      7.7. Termination of Employment or Service. The disposition of Restricted Stock held by a Participant at the time of termination of employment or service as a Director shall be determined in accordance with Article 9 below.

ARTICLE 8.  OPTIONS

      8.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and/or Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have the sole discretion, subject to the requirements of the Plan, to determine the actual number of Shares subject to Options granted to any Participant. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant including, but not limited to, ISOs and NQSOs. However, only Employees may receive an Award of Incentive Stock Options.

      8.2. Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. Unless the Option Agreement shall specify that the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, the Option shall be a Nonqualified Stock Option whose grant is not intended to be subject to the provisions of Code Section 422.

      8.3. Option Price. The purchase price per share of Stock covered by an Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such Stock on the date the Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once an Option is granted, the Committee shall have no authority to reduce the Option price, nor may any Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without the approval of the Company's stockholders, except pursuant to Section 4.2 of the Plan related to an adjustment in the number of Shares.

      8.4. Duration of Options. Each Option shall expire at such time as the Committee shall determine in the Award Agreement, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

      8.5. Exercise of Options. To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the Award Agreement, which need not be the same for all Participants.

      8.6. Payment. To the extent exercisable and not expired or forfeited, cancelled or otherwise terminated, Options shall be exercised by the delivery of a written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price upon exercise of any Option shall be payable to the Company in full either (a) in cash or its equivalent, including, but not limited to, delivery of a properly completed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the sale of the Shares subject to the Option exercise or to deliver loan proceeds from such broker to pay the exercise price and any withholding taxes due, (b) by delivery or deemed delivery through attestation of Previously-Acquired Shares having a Fair Market Value at the time of exercise equal to the total Option price, (c) by a combination of (a) or (b), (d) the exchange, in successive steps, of Shares to be received from the exercise of the Option, with the result that the Participant will receive from the exercise a net number of Shares represented by the difference between the total number of Shares with respect to which the Option is being exercised and that number of Shares the Fair Market Value (determined as of the Exercise Date) of which is equal to that

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

portion of the price being paid by the delivery of Shares, or (e) such other methods as the Committee deems appropriate. The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes. As soon as practicable after receipt of written notification and payment, the Company shall deliver to the Participant Stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant's name.

      8.7. Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

      8.8. Special Provisions Applicable to Incentive Stock Options. To the extent provided or required under Section 422 of the Code or regulations thereunder (or any successor Section or regulations) the Award of Incentive Stock Options shall be subject to the following:

            (a) In the event that the aggregate Fair Market Value of the Stock (determined at the time the Options are granted) subject to ISOs held by a Participant that first becomes exercisable during any calendar year exceeds $100,000 then the portion of such ISOs equal to such excess shall be NQSOs;

            (b) An Incentive Stock Option granted to an Employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an exercise price which is at least 110% of the Fair Market Value of the Stock subject to the Option; and

            (c) No ISO granted to an Employee who, at the time of grant, has (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall be exercisable later than the fifth (5th) anniversary date of its grant.

      8.9. Termination of Employment or Service. The disposition of Options held by a Participant at the time of termination of employment or service as a Director shall be determined in accordance with Article 9 below.

      8.10. Nontransferability of Options. Except as the Committee may permit, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. The Committee may impose additional restrictions on transferability, and establish such operational procedures regarding transferability, as it may deem appropriate, necessary, or advisable.

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ARTICLE 9.  TERMINATION OF EMPLOYMENT OR SERVICE AS A DIRECTOR

      9.1. Termination of Employment or Service Other Than Due to Death or Disability. Subject to Section 9.4 below, if the employment or service of a Participant shall terminate for any reason other than death or Disability:

            (a) Each SAR shall be immediately cancelled and terminated;

            (b) Any shares of Restricted Stock, still subject to restrictions as of the date of such termination, shall automatically be forfeited and returned to the Company or cancelled, as applicable; and

            (c) Each Option shall be cancelled and terminated if not exercised within the 90 day period immediately following the date of termination of employment.

      9.2. Termination Due to Death or Disability. Subject to Section 9.3 below, in the event the employment or service of a Participant is terminated by reason of death or Disability:

            (a) Each SAR and Option held by the Participant (whether or not exercisable prior to the date of termination) may be exercised on or before the earlier of the expiration date of the SAR or Option or within the applicable period provided by the Code for termination due to death or permanent disability; and

            (b) Any remaining Period of Restriction applicable to Restricted Stock Units pursuant to Section 7.2 herein shall automatically terminate and the Shares of Restricted Stock shall thereby be free of restrictions and be fully transferable.

      9.3. Effect of Termination of Employment or Service. The disposition of each Award held by a Participant in the event of termination of employment or service as a Director shall be as determined by the Committee and set forth in the applicable Award Agreement and any amendment or modification thereof, which disposition may differ from the provisions of Sections 9.1 and 9.2 above. To the extent the applicable Award Agreement or an amendment or modification thereof does not expressly provide for such disposition, the disposition of the Award shall be determined in accordance with Sections 9.1 and 9.2.

ARTICLE 10. BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

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

ARTICLE 11. RIGHTS OF PARTICIPANTS

      11.1. Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant's employment or service as a Director at any time, nor confer upon any Participant any right to continue in the employ or to serve as a Director of the Company or any of its Subsidiaries.

      11.2. Participation. No Employee or Director shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

      11.3. No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Subsidiaries shall be required or be liable to make any payment under the Plan.

      11.4. No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable subsidiary. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company or any of its Subsidiaries. Nothing contained in the Plan constitutes a guarantee by the Company or any of its Subsidiaries that the assets of the Company or the applicable subsidiary shall be sufficient to pay any benefit to any person.

      11.5. Rights as Shareholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round the fraction down. To the extent the Stock is uncertificated, references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

      11.6. Other Restrictions and Limitations. The Committee may impose such restrictions and limitations on any Awards granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal or state securities laws, Share ownership or holding period requirements, or requirements to enter into or to comply with confidentiality, non-competition and/or other restrictive or similar covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions.

ARTICLE 12. CHANGE IN CONTROL

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Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control all Awards granted under this Plan shall immediately vest 100% in each Participant, including Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights and Restricted Stock.

ARTICLE 13. AMENDMENT, MODIFICATION, AND TERMINATION

      13.1. Amendment, Modification and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without stockholder approval, (i) except as provided in
Section 4.2, increase the number of shares of Stock which may be issued under the Plan, (ii) expand the types of Awards available to Participants under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan; (iv) delete or limit the provisions in Section 8.3 prohibiting the repricing of Options or reduce the price at which Shares may be offered under Options; or (v) extend the termination date for making Awards under the Plan. In addition, the Plan shall not be amended without approval of such amendment by the Company's stockholders if such amendment is required under (1) the rules and regulations of the Nasdaq Stock Market or an other national exchange on which the Stock is then listed, or (2) other applicable law, rules or regulations.

      13.2. Amendment or Modification of Awards. The Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid.

      13.3. Effect on Outstanding Awards. No such amendment, modification or termination of the Plan pursuant to Section 13.1 above, or amendment or modification of an Award pursuant to Section 13.2 above, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

ARTICLE 14. WITHHOLDING

      14.1. Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

      14.2. Stock Delivery or Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum (or such greater amount as the Committee may permit) statutory total tax which would be imposed on the transaction; provided, however, that in the event a deferral election is in effect with respect to the shares deliverable upon exercise of an Option, then the Participant may only elect to have such withholding made from the Stock tendered to exercise such Option. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Stock withholding elections made by Participants who are subject to the short-swing profit restrictions of Section 16 of the Exchange Act must comply with the additional restrictions of Section 16 and Rule 16b-3 in making their elections.

ARTICLE 15. SUCCESSORS

      All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 16. REQUIREMENTS OF LAW

      16.1. Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      16.2. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

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